PURCHASE AND SALE AGREEMENT

Carson Creek area, Alberta

THIS AGREEMENT made the 17th day of April, 2009.

BETWEEN:

Dejour Energy (Alberta) Ltd., a body corporate, having an office in the City of Calgary, in the Province of Alberta (hereinafter referred to as the "Vendor")

- and -

Pengrowth Corporation, a body corporate, having an office in the City of Calgary, in the Province of Alberta (hereinafter referred to as the "Purchaser")

WHEREAS the Vendor has agreed to sell the Assets to the Purchaser and the Purchaser has agreed to purchase the Assets from the Vendor on the terms and conditions set forth herein.

NOW THEREFORE in consideration of the premises and the mutual covenants and warranties herein contained, the Parties agree as follows:

1.00 INTERPRETATION

1.01 Definitions

In this Agreement, including the recitals and the Schedules, the following terms shall have the respective meanings hereby assigned to them, unless the context otherwise requires:

"Agreement" means this document, together with the Schedules attached hereto and made a part hereof.

"Ancillary Agreements" means all contracts, agreements, and documents, to the extent that they relate directly to the Petroleum and Natural Gas Rights, or the Tangibles, including agreements for the sale, processing, or transportation of Petroleum Substances, well and pipeline licences, pressure vessel permits, clean air licences, water licences, and other permits and authorizations, and all other agreements required for and incidental to the operation of the Assets including, but not limited to, electric service agreements, telephone service agreements, equipment leases, office or building leases, propane rental agreements, radio licences, and utility accounts.

"Assets" means the Petroleum and Natural Gas Rights, the Tangibles, and the Miscellaneous Interests.

"Business Day" means any day other than a Saturday, Sunday, or statutory or civic holiday in the City of Calgary, in the Province of Alberta.

"Closing" means the closing of the sale and purchase provided for herein.

"Closing Date" means the hour of 2:00 p.m. on the later of:

(a) May 1, 2009; or

or such other time and date as may be agreed to by the Parties.

"Conveyance Documents" means all conveyances, specific assignments, registrable transfers, including electronic transfers, novation agreements, trust agreements, and other instruments prepared by the Vendor as may be reasonably required to assign, convey, and transfer the Vendor's interest in the Assets to the Purchaser and to novate the Purchaser in the place and stead of the Vendor with respect to the agreements which effect the Assets.

"Effective Date" means 8:00 a.m., on the 1st day of March 1, 2009.

"Environment" means the environment or natural environment as defined in any of the Regulations pertaining to the environment and includes, without limitation, the air, surface water, ground water, surface of the earth, soil, subsurface strata of the earth, and plant and animal life (including human beings).

"Environmental Damage" means Environmental damage or contamination or other Environmental problems including, but not limited to:

(a) surface, underground, air, ground water, or surface water contamination,
(b) the abandonment or plugging of or failure to abandon or plug any of the Wells,
(c) the restoration or reclamation of or failure to restore or reclaim any part of the Assets,
(d) the breach of applicable government rules and regulations in effect at any time, and
(e) the removal of or failure to remove foundations, structures or equipment.

which the Vendor, but for the Closing of the transaction contemplated herein, would be responsible.

"Environmental Liability" means all losses, costs, damages, expenses, or claims, direct or indirect, including liability to compensate third parties and the effects of complying with any order, direction or claim of any government or agency, department, official or tribunal thereof, pertaining to the Assets or arising in connection with the ownership or operations pertaining to the Assets, including, without limitation:

"Facilities" means those facilities set forth in Part II of Schedule "A", if any.

"Lands" means the lands set forth and described in Schedule "A" attached hereto, insofar as the Leases grant rights to the Petroleum Substances underlying those lands.

"Leases" means the leases, licences, permits, and other documents of title by virtue of which the holder thereof is entitled to drill for, win, take, own, or remove the Petroleum Substances within, upon, or under the Lands or by virtue of which the holder thereof is deemed to be entitled to a share of Petroleum Substances removed from the Lands or any lands with which

the Lands are pooled or unitized and includes, if applicable, all renewals and extensions of such documents and all documents issued in substitution therefore; including, but not limited to, the documents of title set forth and described in Schedule "A".

"Maintenance Period" means the period of time beginning on the Closing Date and continuing up to and including the last day of the third (3rd) month following the month of Closing.

"Miscellaneous Interests" means the entire interest of the Vendor (whether absolute or contingent, legal or beneficial) in and to all property, assets, and rights on or with respect to the Lands, other than the Petroleum and Natural Gas Rights or the Tangibles, to the extent such property, assets, and rights pertain to the Petroleum and Natural Gas Rights or the Tangibles, or any rights relating thereto, including, without limitation, the entire interest of the Vendor in:

(a) all contracts, agreements, and documents, to the extent that they relate directly to the Petroleum and Natural Gas Rights, or the Tangibles, including agreements for the sale, processing, or transportation of Petroleum Substances, well and pipeline licences, and other permits and authorizations, but unless included in Schedule "A", excluding production sales contracts pertaining to the Petroleum Substances or any of them that cannot be terminated on notice of 31 days or less (without an early termination penalty or other cost), gas balancing or similar agreements pertaining to the Petroleum Substances or any of them, agreements for the transportation, processing or disposal of the Petroleum Substances or any of them or substances produced in connection with the Petroleum Substances or any of them, agreements for the contract operation by a third party of the Assets or any of them and agreements to provide transportation, processing or disposal capacity or service to any third party;

(b) the Surface Leases;

(c) the Wells; and

(d) original copies of engineering records, accounting records, files, reports, and data that, in the Vendor's reasonable judgement, relate directly to the Petroleum and Natural Gas Rights, the Tangibles, or the Wells.

PROVIDED that, unless otherwise agreed in writing by the Parties, the Miscellaneous Interests shall not include agreements, documents, or data to the extent that:

(i) they pertain to Vendor's tax and financial records;
(ii) they pertain to the Vendor's economic evaluations or technical interpretations;
(iii) they pertain to the Vendor's seismic or technical interpretations thereof;
(iv) they pertain to the Vendor's proprietary technology;
(v) they pertain to the Vendor's archive samples, including core samples, liquid samples, and cuttings;
(vi) they are owned or licensed by third parties with restrictions on their deliverability or disclosure by the Vendor to any assignee which is not an affiliate of the Vendor; or
(vii) they are referred to specifically as exclusions in Schedule "A".

"Party" means a person, partnership, or corporation, which is bound by this Agreement.

"Permitted Encumbrances" means:

(a) any encumbrances, overriding royalties, net profits interests, and other burdens specifically identified in Schedule "A";

(b) any preferential rights of purchase or any similar restriction applicable to any of the Assets, specifically identified in Schedule "A";

(c) the terms and conditions of the Leases, including, without limitation, the requirement to pay any rentals or royalties to the grantor thereof to maintain the Leases in good standing and any gross royalty trusts applicable to the grantor's interest in any of the Leases;

(d) the right reserved to or vested in any grantor, government, or other public authority by the term of any Lease or by the Regulations to terminate any Lease;

(e) easements, rights of way, servitudes, or other similar rights in land, including, without limitation, rights of way and servitudes for highways, railways, sewers, drains, gas and oil pipelines, gas and water mains, electric light, power, telephone or cable television conduits, poles, wires, or cables;

(f) the right to levy taxes (excluding income taxes and GST) on Petroleum Substances or the income or revenue therefrom and governmental requirements pertaining to production rates from the Wells on the Lands or operations being conducted on the Lands or otherwise affecting the value of any of the Assets;

(g) agreements for the sale of Petroleum Substances, which are either terminable on not greater than thirty (30) days notice (without an early termination penalty or other cost) or are identified in Schedule "A";

(h) the Regulations and any rights reserved to or vested in any municipality or governmental, statutory or public, authority to control or regulate any of the Assets in any manner;

(i) undetermined or inchoate liens incurred or created as security in favour of any person with respect to the development or operation of any of the Assets, as regards the Vendor's share of the costs and expenses thereof, which costs and expenses are not delinquent as of the Closing Date;

(j) the reservations, limitations, provisos, and conditions in any grants or transfers from the Crown of any of the Lands or interests therein, and statutory exceptions to title;

(k) agreements and plans relating to pooling or unitization, provided that any such agreement or plan applicable to the Lands shall be identified in Schedule "A";

(l) agreements respecting the processing, treating or transmission of Petroleum Substances or the operation of wells by contract field operators, which are either terminable on not greater than thirty (30) days notice (without an early termination penalty or other cost) or are identified in Schedule "A";

(m) provisions for penalties and forfeitures under agreements as a consequence of non-participation in operations, provided that any such penalties or forfeitures, which apply to the

Assets as a result of the Vendor's failure to participate in a particular operation prior to the Closing Date, are identified in Schedule "A";

(n) liens imposed by statute securing the payment of taxes or assessments which are not due or the validity of which is being diligently contested by and on behalf of the Vendor;

(o) mechanics', builders', or materialman's liens in respect of services rendered or goods supplied, but only insofar as such liens relate to goods or services for which payment is not due or the validity of which is being diligently contested by and on behalf of the Vendor; and

(p) liens granted in the ordinary course of business to a public utility, municipality, or governmental authority with respect to operations pertaining to any of the Assets.

"Petroleum and Natural Gas Rights" means the entire interest of the Vendor in and to the Lands and, insofar as they pertain to the Lands, the Leases.

"Petroleum Substances" means petroleum, natural gas, sulphur, and every other mineral or substance, or any of them, the right to explore for which, or an interest in which, is granted pursuant to the Leases, insofar only as they pertain to the Lands.

"Pipelines" means all pipelines, including, without limitation, producing, suspended, shut-in, injection, disposal, fuel gas, and abandoned pipelines (whether reclaimed or not), which are on the Lands, may be used to produce Petroleum Substances from the Lands, or otherwise serve the Lands, and including the specifically included pipelines identified in Schedule "A", which may be on or off the Lands, if any.

"Prime Rate" means the annual rate of interest announced from time to time by the main branch of the Royal Bank of Canada in Calgary, Alberta, as a reference rate for the determination of interest rates for Canadian dollar commercial loans to customers in Canada.

"Privacy Law" means the *Personal Information Protection and Electronic Documents Act* (Canada), *Personal Information Protection Act* (Alberta), *Freedom of Information and Protection of Privacy Act* (Alberta), the *Health Information Act* (Alberta), equivalent legislation in other Provinces and Territories, all regulations thereunder, and all Commissioner orders issued pursuant thereto;

"Purchase Price" means the monetary consideration payable by the Purchaser to the Vendor as set forth and described in Clause 2.02A.

"Regulations" means all statutes, laws, rules, orders, and regulations in effect from time to time and made by governments or governmental boards or agencies having jurisdiction over the Assets.

"Security Interest" means any assignment, security, mortgage, charge, pledge, negative pledge, lien, or other security interest created or arising, whether absolute or contingent, fixed or floating, perfected or not, which encumbers the title of the Vendor in and to the Assets, or any part thereof, or the proceeds to be received hereunder.

"Surface Leases" means the leases, licences, permits, and other documents of title, as set forth and described in Schedule "A", by virtue of which the holder thereof is entitled to enter upon,

use, and occupy the surface of any of the lands upon which the Wells or Tangibles are located, or of any lands to be crossed in order to gain access to any of the Wells or Tangibles and, if applicable, all renewals and extensions of such documents and all documents issued in substitution therefore.

"Tangibles" means the entire interest of the Vendor in and to all tangible depreciable property, real property, and assets that are located in, on, under, or in the vicinity of the Lands, and used, or intended for use, in connection with production, processing, gathering, storage, treatment, measuring, compression, injection, removal operations, or transportation operations pertaining to the Petroleum and Natural Gas Rights, Leases, or Lands, including, without limitation, the well equipment, if any, relating to the Wells, and all those plants, pipelines, and facilities (including field facilities) directly related to the Assets, including the Facilities, whether absolute or contingent or legal or beneficial.

"Title Defect" means a defect, deficiency, or discrepancy in or affecting the title of the Vendor in and to any of the Assets which is sufficiently material and adverse to the enforcement of title that it would not be acceptable to a knowledgeable, prudent purchaser buying similar oil and gas properties, acting reasonably, and, without limiting the generality of the foregoing, specifically includes:

(a) the Vendor not being the beneficial owner of the interest attributed to it in Schedule "A", or holding a lesser beneficial interest than such attributed interest;

(b) the Vendor's interests as described in Schedule "A" being subject to a royalty, net profits interest or other similar encumbrance not disclosed and accurately described therein;

(c) the Vendor's interests as described in Schedule "A" being subject to a reduction or conversion not disclosed and accurately described therein; and

(d) Security Interests registered against the interests of Vendor in and to the Assets not disclosed in Schedule "A";

but specifically excludes:

(a) the Vendor's interests as described in Schedule "A" having converted from a before-payout interest to an after-payout interest as a result of payout having occurred;

(b) any defects or deficiencies in title disclosed to the Purchaser herein or otherwise;

(c) the Permitted Encumbrances;

(d) any missing or unsigned documents in the chain of the Vendor's title to the Lands, Leases or Tangibles where:

(i) such document is not reasonably required to confirm the creation, establishment or maintenance of such title and the current status of title can otherwise be confirmed with reasonable certainty; or
(ii) such document represents a reduction of the Vendor's interest therein which is reflected in Schedule "A";

(e) failure to confirm delay rental payments required to maintain freehold Leases as having been paid, where the failure to confirm such payments will not result in a termination of the Lease;

(f) the Vendor's, or any predecessor's, interest being a beneficial interest rather than a legal interest; or

(g) the exercise of any Right of First Refusal as a result of the transaction contemplated herein.

"Wells" means all wells, including, without limitation, producing, suspended, shut-in, injection, disposal, and abandoned wells that require but are not in receipt of a reclamation certificate from the appropriate government authority, which are on the Lands, may be used to produce Petroleum Substances from the Lands, or otherwise serve the Lands, including the specifically included wells identified in Schedule "A"; and including the wellbores and all casing and production tubing therein.

1.02 Schedules

The following schedules are attached hereto and made part of this Agreement:

(a) Schedule 'A", which includes: (i) the Lands; (ii) the Leases; (iii) the Wells; (vi) the Facilities; (v) any agreement, documents, or data which specifically are to be excluded from the Miscellaneous Interests; (vi) any encumbrances, preferential rights to purchase, production sales agreements, other agreements, or penalties required to be included in Schedule "A"; and (vii) any lawsuits or claims, default notices, encumbrances, penalties, or environmental concerns required to be included in Schedule "A" pursuant to Clause 6.01;

(b) Schedule "B", which is the form of General Conveyance;

(c) Schedule "C", which is the form of the certificate to be provided by the Vendor pursuant to Article 10.02; and

(d) Schedule "D", which is the form of the certificate to be provided by the Purchaser pursuant to Article 10.03.

1.03 References

The references "hereunder", "herein", and "hereof" refer to the provisions of this Agreement, and references to Articles, Clauses, Subclauses, Paragraphs, or Subparagraphs herein refer to Articles, Clauses, Subclauses, Paragraphs, or Subparagraphs of this Agreement. Any reference to time shall refer to Mountain Standard Time or Mountain Daylight Savings Time during the respective intervals in which each is in force.

1.04 Headings

The headings of the Articles, Clauses, Schedules, and any other headings, captions, or indices herein are inserted for convenience of reference only and shall not be used in any way in construing or interpreting any provision hereof.

1.05 Singular / Plural

Whenever the singular, masculine, or neuter is used in this Agreement or in the Schedules, it shall be interpreted as meaning the plural, feminine, or body politic or corporate, and vice versa, as the context requires.

1.06 Use Of Canadian Funds

All references to "dollars" or $" herein shall mean the legal tender of the Dominion of Canada.

1.07 Derivatives

Where a term is defined herein, a capitalized derivative of such term shall have a corresponding meaning unless the context otherwise requires.

1.08 Interpretation If Closing Does Not Occur

In the event that Closing does not occur, each provision of this Agreement which presumes that the Purchaser has acquired the Assets hereunder shall be construed as having been contingent upon Closing having occurred.

1.09 Conflicts

If there is any conflict or inconsistency between a provision of the body of this Agreement and that of a Schedule or a Conveyance Document, the provision of the body of this Agreement shall prevail. If any term or condition of this Agreement conflicts with a term or condition of a Lease or the Regulations, the term or condition of such Lease or the Regulations shall prevail, and this Agreement shall be deemed to be amended to the extent required to eliminate any such conflict.

1.10 Statutes

Any reference herein to a statute shall include and shall be deemed to be a reference to such statute and to the regulations made pursuant thereto, and all amendments made thereto and in force from time to time, and to any statute or regulation that may be passed which has the effect of supplementing or superseding the statute so referred to or the regulations made pursuant thereto.

1.11 Invalidity

If any of the provisions of this Agreement should be determined to be invalid, illegal, or unenforceable in any respect, the validity, legality, or enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

1.12 Knowledge

When used in this Agreement "knowledge", or a derivation thereof, means the actual knowledge of each of the officers, employees, and contract staff of the Vendor having direct responsibility for the Assets during the Vendor's tenure of ownership.

1.13 Language

The parties hereby confirm their express wish that this Agreement and all documents related thereto be drawn in English. Les parties reconnaissent leur volonte expresse que la presente convention que tous les documents qui s'y attachent soient rediges en langue anglaise.

2.00 PURCHASE AND SALE

2.01 Agreement Of Sale And Purchase

The Vendor agrees to sell the Assets to the Purchaser and the Purchaser agrees to purchase the Assets from the Vendor on the terms and conditions set forth herein.

2.02 Allocation Of Purchase Price

A. The monetary consideration payable by the Purchaser to the Vendor for the Assets is two million one hundred thousand dollars ($2,100,000.00), and shall be allocated among the Assets as follows:

(a)	To Petroleum and Natural Gas Rights	$1,680,000.00
(b)	To Tangibles	$,419,999.00
(c)	To Miscellaneous Interests	$1.00
(e)	Purchase Price	$2,100,000.00

B. The Purchase Price shall be subject only to the adjustments provided for in Article 4.00, and such other reductions as may be made pursuant to Articles 7.00 herein; and further, the Parties have taken into account the Purchaser's assumption of all responsibility for the future abandonment and reclamation costs associated with the Assets, as set forth in this Agreement, and the Vendor's release of all responsibility therefore when they determined the Purchase Price.

2.03 Payment Of Purchase Price

A. The Purchase Price shall be paid by the Purchaser to the Vendor subject to any adjustments as provided in this Agreement, at Closing.

B. The Purchaser shall also remit to the Vendor at Closing the five percent (5%) goods and services tax applicable to that portion of the Purchase Price allocated to the Tangibles and the Miscellaneous Interests, pursuant to Clause 2.02, in accordance with the *Excise Tax Act* (Canada), being twenty one thousand dollars ($21,000.00).

C. If the amount of any GST paid by the Purchaser pursuant to this Section 2.03 is subject to audit by the relevant government authority, and it is determined by that government authority that an additional amount of tax or interest or penalties should be assessed, the Purchaser shall be solely responsible for the payment of such additional amount. The Vendor will provide all assistance reasonably necessary to the Purchaser if the Purchaser contests any such determination.

D. If, as a result of any adjustment made pursuant to Article 4.00, the amount of GST is increased or decreased, such increase or decrease shall be for the account of the Purchaser.

E. Each Party represents that its registration number for GST purposes is:

The Vendor - 86032 7162 RT0001
The Purchaser - 12073 0155 RT0001

F. All amounts to be paid pursuant to the terms of this Agreement shall be paid in legal tender, by wire transfer, or by bank draft or certified cheque payable to the Vendor.

3.00 CLOSING

3.01 Place Of Closing

Unless otherwise agreed in writing by the Parties, Closing shall take place at the offices of the Vendor at #690, 400 – 5 Ave. S.W., Calgary, Alberta on the Closing Date.

3.02 Effective Date Of Transfer

Provided the purchase and sale contemplated by this agreement is completed, the beneficial interest and risk of ownership, in and to the Assets, shall be deemed to have passed from the Vendor to the Purchaser as of the Effective Date. Provided further, as legal title to and physical possession of the Assets, shall not pass to the Purchaser until after Closing on the Closing Date, the Vendor shall maintain the Assets on behalf of the Purchaser between the Effective Date and the Closing Date pursuant to the provisions of Article 5.00.

3.03 Deliveries At Closing

A. At Closing, the Vendor shall deliver the following to the Purchaser, which shall be deemed to be delivered contemporaneously notwithstanding that documents may have been executed on or prior to Closing Date or events may have occurred on or prior to Closing Date, and which shall only become unconditionally binding upon and enforceable by and against the Parties upon delivery of all documents and items:

(a) a General Conveyance, in the form attached as Schedule "B", which has been prepared and executed by the Vendor;

(b) the Conveyance Documents, unless and to the extent that the Purchaser allows the Vendor to deliver such documents to the Purchaser at a later date, provided that such documents shall not require the Vendor to assume or incur any obligation, or to provide any representation or warranty, beyond that contained in this Agreement;

(c) original copies, if any, of all waivers of rights of first refusal and consents to disposition obtained or requested by the Vendor with respect to the sale of the Assets to the Purchaser;

(d) all the Vendor's records, files, reports and data pertaining to the Assets, insofar as such delivery is permitted and required hereunder, unless and to the extent that the Purchaser agrees to allow the Vendor to deliver such records, files, reports and data at a later date;

(e) the certificate required by Clauses 10.02(a) and (d); and

(f) such other documents as may be specifically required hereunder or as may be reasonably requested by the Purchaser upon reasonable notice to the Vendor.

B. At Closing, the Purchaser shall deliver the following to the Vendor:

(a) the balance of the Purchase Price and the applicable goods and services tax, if any, in accordance with Clause 2.03;

(b) a General Conveyance, in the form attached as Schedule "B", which has been executed by the Purchaser;

(c) the certificate required by Clause 10.03(c); and

(d) such other documents as may be specifically required hereunder.

3.04 Costs Of Registration And Reproduction

The Vendor shall prepare the Conveyance Documents at its cost, none of which shall confer or impose upon either the Vendor or the Purchaser any greater right or obligation than contemplated in this Agreement, and copies of which shall be provided to the Purchaser a reasonable time prior to Closing, but in any event no later than four (4) Business Days prior to Closing for review and revision by the Purchaser and shall be executed and delivered by the parties at Closing.. The Purchaser shall bear all costs incurred in registering any of the Conveyance Documents. The Vendor shall submit, register, or circulate, as the case may be, all Conveyance Documents, as by their nature require submitting, registration, or circulation, promptly after Closing and the Purchaser shall bear all costs incurred in registering any of the Conveyance Documents. The Purchaser shall accept all Conveyance Documents, as by their nature require acceptance, within three (3) Business Days after Closing. The Purchaser shall make prompt application to all applicable governmental and regulatory authorities to change the recorded name of all the Wells and facilities by removing the Vendor's name therefrom.

4.00 ADJUSTMENTS

4.01 Benefits And Obligations To Be Apportioned

A. At Closing all benefits and obligations of any kind and nature accruing, payable, paid, received, or receivable with respect to the Assets, including, without limitation, maintenance, development, capital and operating costs, advances, payments with respect to the Permitted Encumbrances, proceeds from the sale of production, and incentives accruing pursuant to the Regulations, shall be apportioned, as of the Effective Date, between the Vendor and the Purchaser on an accrual basis in accordance with generally accepted accounting principles, subject to the provisions of this Agreement. All costs of whatever nature pertaining to work performed or goods or services provided with respect to the Assets prior to the Effective Date shall be borne by the Vendor, notwithstanding that such costs may be payable in whole or in part after the Effective Date. The adjustments shall constitute an increase or a decrease, as the case may be, to the Purchase Price and shall be allocated among the Assets as initially set forth in Clause 2.02, unless otherwise expressly agreed.

B. Notwithstanding the provisions of Subclause 4.01A, all rentals and all similar payments required to preserve any of the Leases and all taxes, other than income taxes and taxes based on

the volume of the production of Petroleum Substances, levied with respect to the Assets, shall be apportioned between the Vendor and the Purchaser on a per diem basis as of the Effective Date, unless and to the extent that such apportionment is waived by the Vendor.

C. Petroleum Substances which were produced, but not sold, as of the Effective Date shall be credited to the Vendor; provided, however, that any Petroleum Substances which were produced, but not sold, as of the Effective Date shall not, for the purposes of this Subclause, include any Petroleum Substances which were re-injected.

D. Notwithstanding the foregoing provisions of this clause, the Parties specifically agree that all outstanding amounts accrued and payable by the Vendor to the Purchaser, with respect to costs of whatever nature pertaining to work performed or goods or services provided by the Purchaser to the Vendor prior to the Effective Date, including, without limitation, exploration, geophysical, maintenance, development, capital, and operating costs, shall be deemed to be immediately due and payable and shall be a credit to the Purchaser and shall be an adjustment to be adjusted pursuant to the terms of this Article 4.00.

4.02 Adjustments To Accounts

A. An interim accounting and adjustment shall be conducted by the Vendor and a statement thereof provided to the Purchaser a reasonable time prior to Closing, but in any event no later than four (4) Business Days prior to Closing, based on the Vendor's good faith estimate of all adjustments to be made for the transactions herein pursuant to this Article, and the Vendor shall cooperate with the Purchaser to enable the Purchaser to verify the accuracy of the interim accounting. The Parties shall conduct a final accounting and adjustment within three (3) months following the Closing Date. Subject to Subclauses B, C, and D of this Clause, the Parties shall not be obligated to make any adjustments after such three (3) month period unless such adjustment has been specifically requested, by notice in writing, within such period. All adjustments shall be settled by payment by the Party required to make payment hereunder within fifteen (15) days of being notified of the determination of the amount owing.

B. During the three (3) month period following the Closing Date, the Purchaser may audit the books, records, and accounts of the Vendor respecting the Assets, for the purpose of effecting adjustments pursuant to this Article. Such audit shall be conducted upon reasonable notice to the Vendor at the Vendor's offices during the Vendor's normal business hours, and shall be conducted at the sole expense of the Purchaser. Any claims of discrepancies disclosed by such audit shall be made in writing to the Vendor within one (1) month following the completion of such audit, and the Vendor shall respond in writing to any claims of discrepancies within three (3) months of the receipt of such claims. To the extent that the Parties are unable to resolve any outstanding claims of discrepancies disclosed by such audit within two (2) months of the Vendor's response thereto, such audit exceptions shall be resolved pursuant to Article 9.00.

C. Notwithstanding the preceding Subclauses of this Clause, Clause 6.01, Clause 6.03 and Clause 13.01, any adjustments established by an audit conducted pursuant to the Regulations or the provisions of the Leases with respect to the payment of royalties shall be made at the time such adjustment is established, with payment being made by the Party required to make payment hereunder within fifteen (15) days of being notified of the determination of the amount owing.

D. Notwithstanding the preceding Subclauses of this Clause, Clause 6.01, Clause 6.03 and Clause 13.01, accounting and adjustments resulting from joint venture audits, royalty audits, Crown audits, or from thirteenth month adjustments for gas plant throughput and gas cost allowance for the Assets, relating to the period prior to the Closing Date:

(a) for which audit queries or thirteenth month adjustments are outstanding at the Closing Date; or

(b) that occur after the Closing Date, but not later than two (2) years after the Closing Date in the case of joint venture audits or four (4) years after the Closing Date in the case of Crown royalty audits and thirteenth month adjustments,

shall be made as they occur and payment for them shall be made within thirty (30) days of each adjustment and shall be made by the Purchaser to the Vendor, or vice versa, as the case may be. The Vendor may audit the records of the Purchaser relating to such accounting or adjustments for one (1) year from the date the adjustment is made, and accounting or adjustments resulting from the audit shall be settled between the Vendor and the Purchaser on an item by item basis as they occur.

5.00 MAINTENANCE OF BUSINESS

5.01 Assets To Be Maintained In Proper Manner

The Vendor shall continue to maintain the Assets in a proper and prudent manner in accordance with good oil and gas industry practice and the Regulations from and including the Effective Date until and including the Closing Date, which, without limiting the generality of the foregoing, shall include the payment of all costs and expenses relating to the Assets and the performance and compliance with all covenants and conditions contained in any agreements and documents to which the Assets are subject.

5.02 Material Commitments

A. Until Closing, the Vendor shall not, without the prior written consent of the Purchaser:

(a) voluntarily assume any obligation or commitment with respect to the Assets, where the Vendor's share of the expenditure associated with such obligation or commitment is estimated to exceed twenty five thousand dollars ($25,000.00);

(b) surrender or abandon any of the Assets;

(c) amend or terminate any agreement or enter into any new agreement respecting the Assets;

(d) propose or initiate the exercise of any right (including bidding rights at Crown sales, rights under area of mutual interest provisions, and rights of first refusal) or options relative to, or arising as a result of the ownership of, the Assets, or propose or initiate any operations on the Lands which have not been commenced or committed to by the Vendor as of the earlier of the date of this Agreement or the Effective Date, if such exercise or option would result in either an obligation of the Purchaser hereunder after the Effective Date or a material adverse effect on the value of any of the Assets;

(e) sell, transfer, or otherwise dispose of the Assets, or any of them, subject to the provisions of Clause 15.01, excepting the sale of Petroleum Substances in the normal course of business; or

(f) grant a security interest or any encumbrance with respect to any of the Assets.

However, the Vendor may assume such obligations or commitments and propose or initiate such operations or the exercise of any such right or option without the prior consent of the Purchaser, if the Vendor reasonably determines that such expenditures or actions are necessary for the protection of life or property, in which case the Vendor shall promptly notify the Purchaser of such intention or actions and the Vendor's estimate of the costs and expenses associated therewith.

B. If an operation or the exercise of any right or option respecting the Assets is proposed in circumstances in which such operation or the exercise of such right or option would result in an obligation of the Purchaser pursuant to Subclause 5.02 A, the following Paragraphs shall apply to such operation or the exercise of such right or option (hereinafter referred to as the "Proposal"):

(a) the Vendor shall promptly give notice of the Proposal to the Purchaser, including with such notice the particulars of such Proposal in reasonable detail;

(b) the Purchaser shall, not later than twenty-four (24) hours prior to the time the Vendor is required to make its election with respect to the Proposal, advise the Vendor, by notice, whether it wishes the Vendor to exercise its rights with respect to the Proposal on behalf of the Purchaser, provided that failure of the Purchaser to make such election within such period shall be deemed to be an election by the Purchaser to participate in the Proposal;

(c) the Vendor shall make the election authorized, or deemed to be authorized, by the Purchaser with respect to the Proposal within the period during which the Vendor may respond to the Proposal; and

(d) the election by the Purchaser not to participate in any Proposal required to preserve the existence of any of the Assets shall not entitle the Purchaser to any reduction of the Purchase Price in the event that the Vendor's interest therein is terminated as a result of such election, and such termination shall not constitute a failure of the Vendor's representations and warranties pertaining to such Assets, notwithstanding Clause 6.03.

5.03 <u>Maintenance Of Assets Until Novations Completed</u>

Following Closing for the duration of the Maintenance Period, to the extent that the Purchaser must be novated into operating agreements or other agreements governing any of the Assets, the following provisions shall apply with respect to such Assets:

(a) the Vendor shall maintain the Assets on behalf of the Purchaser at the Purchaser's sole cost and expense, which expenses shall be credited to the Vendor on the final accounting and adjustment as required pursuant to Clause 4.02;

(b) the Vendor shall not initiate any operation with respect to the Assets, except upon the written instruction of the Purchaser or if the Vendor reasonably determines that it is required for the protection of life or property, in which case the Vendor may take such actions as it reasonably determines are required without the written instruction of the Purchaser and shall promptly notify the Purchaser of such intention or actions and the Vendor's estimate of the costs and expenses associated therewith;

(c) the Vendor shall forthwith provide to the Purchaser all authorizations for expenditure, notices, specific information, and other documents the Vendor receives with respect to the Assets, and shall respond to such authorizations for expenditure, notices, specific information, and other documents pursuant to the written instruction of the Purchaser, if received on a timely basis, provided that the Vendor may (but shall not be obligated to) refuse to follow instructions which it reasonably believes to be unlawful, unethical, or in conflict with an applicable contract;

(d) the Vendor shall forthwith provide to the Purchaser notice of any events or occurrences affecting the Assets which are not in the ordinary course of business, including without limitation:

(i) any spill, or other incident involving environmental contamination;
(ii) receipt of any order, directive, or formal notification pursuant to the Regulations; and
(iii) any event or incident constituting or giving rise to a workplace safety hazard,

and the Vendor shall respond to such notices pursuant to the written instruction of the Purchaser, if received on a timely basis, provided that the Vendor may (but shall not be obligated to) refuse to follow instructions which it reasonably believes to be unlawful, unethical, or in conflict with an applicable contract; and

(e) the Vendor shall within five (5) days of the receipt thereof deliver to the Purchaser all revenues, proceeds, and other benefits received by the Vendor with respect to the Assets, less the share of the applicable lessor royalties, operating costs, treating, processing and transportation expenses, and those other costs and expenses directly associated with the Assets and the production of Petroleum Substances, provided that the Vendor shall not be permitted to deduct from such revenues, proceeds, and other benefits any other costs and expenses it incurs as a result of such delivery to the Purchaser.

5.04 Maintenance Of Leases

Notwithstanding the other clauses of this Article, the Parties agree that, for the duration of the Maintenance Period, where the Vendor is the registered payor of any of the Leases or Ancillary Agreements the Vendor shall continue to maintain such Leases and Ancillary Agreements, and make all rentals and all similar payments required to preserve any such Leases and Ancillary Agreements which become due and owing during the Maintenance Period; PROVIDED that upon the expiration of the Maintenance Period the Purchaser shall be solely responsible for the payment of all such rentals and all similar payments. All such rental and similar payments made by the Vendor shall be credited to the Vendor on the final accounting and adjustment as required pursuant to Clause 4.02.

5.05 Post-Closing Production Accounting

Notwithstanding the other clauses of this Article and the Maintenance Period, the Parties agree thatthe Purchaser shall commence production accounting the month of Closing.Immediately upon execution of this agreement, Vendor will provide production data to Purchaser from Effective Date and continue to provide production data up to Closing Date.

5.06 Vendor Deemed Agent Of Purchaser

A. Insofar as the Vendor maintains the Assets and takes actions with respect thereto on behalf of the Purchaser pursuant to this Article, the Vendor shall be deemed to have been the agent of the Purchaser hereunder. The Purchaser ratifies all actions taken by the Vendor or refrained to be taken by the Vendor pursuant to the terms of this Article 5.00 in such capacity during such period, with the intention that all such actions shall be deemed to be those of the Purchaser.

B. Insofar as the Vendor participates in either operations or the exercise of rights or options as the agent of the Purchaser pursuant to this Article, the Vendor may require the Purchaser to secure the costs to be incurred by the Vendor on behalf of the Purchaser pursuant to such election in such manner as may be reasonably appropriate in the circumstances.

C. The Purchaser shall indemnify the Vendor and its directors, officers, servants, agents, or employees against all liabilities, losses, costs (including reasonable legal costs on a solicitor-client basis), claims, or damages which the Vendor or its directors, officers, servants, agents, or employees may suffer or incur as a result of maintaining the Assets as the agent of the Purchaser pursuant to this Article, insofar as such liabilities, losses, costs, claims, or damages are not a direct result of the gross negligence or willful misconduct of the Vendor or its directors, officers, servants, agents, or employees, or a breach of this Agreement. An action or omission of the Vendor or its directors, officers, servants, agents, or employees shall not be regarded as gross negligence, willful misconduct, or a breach of this Agreement, however, to the extent it was done or omitted to be done in accordance with the instructions of or with the concurrence of the Purchaser.

5.07 Restriction On Purchaser's Proposal Of Operations

Prior to Closing and except to the extent provided in this Article or permitted under an operating agreement, unit agreement, or other agreement to which the Purchaser is a party as of the Effective Date, the Purchaser shall not, without the written consent of the Vendor, propose to the Vendor, or request the Vendor to propose to others, the conduct of any operations on the Lands or the exercise of any right or option respecting the Assets.

6.00 REPRESENTATIONS AND WARRANTIES OF PARTIES

6.01 Vendor's Representations And Warranties

The Purchaser acknowledges that it is purchasing the Assets on an "as is, where is" basis, without representations and warranties and without reliance on any information provided to or on behalf of the Purchaser by the Vendor or any third party, except that the Vendor makes the following representations and warranties to the Purchaser:

(a) Standing: It is abody corporate, duly organized, validly subsisting, and registered under the laws of its respective jurisdiction of formation, and is authorized to carry on business in the jurisdiction where the Lands are located;

(b) Requisite Authority: It has the requisite capacity, power, and authority to execute this Agreement and the Conveyance Documents and to perform the obligations to which it thereby becomes subject;

(c) No Conflict: The execution and delivery of this Agreement and the completion of the sale of the Assets in accordance with the terms of this Agreement are not and will not be in violation or breach of, or be in conflict with:

(i) any term or provision of its charter, by-laws, or other governing documents;

(ii) any agreement, instrument, permit, or authority to which it is a party or by which it is bound; or

(iii) the Regulations or any judicial order, award, judgement, or decree applicable to it or the Assets;

(d) Execution And Enforceability: It has taken all actions necessary to authorize the execution and delivery of this Agreement, and, as of the Closing Date, it shall have taken all actions necessary to authorize and complete the sale of the Assets in accordance with the provisions of this Agreement. It has validly executed and delivered this Agreement, and this Agreement and all other documents executed and delivered on its behalf hereunder shall constitute valid and binding obligations upon it enforceable against it in accordance with their respective terms and conditions;

(e) Residency For Tax Purposes: It is not a non-resident of Canada within the meaning of the *Income Tax Act* (Canada);

(f) No Finders' Fees: It has not incurred any obligation or liability, contingent or otherwise, for brokers' or finders' fees with respect to the transactions herein for which the Purchaser shall have any responsibility;

(g) Lawsuits And Claims: Except as has been specifically identified in Schedule "A", there are no unsatisfied judgments, claims, liens, proceedings, actions, governmental investigations, or lawsuits in existence, contemplated, or threatened against or with respect to the Assets or its interest therein, and there exists no particular circumstance which it reasonably believes will give rise to such a claim, lien, proceeding, action, governmental investigation, or lawsuit;

(h) Compliance With Leases And Agreements: No act or omission has occurred whereby it is, or would be, in default under the terms of the Regulations, any Lease, or any agreement pertaining to the Assets, where such a default would impact materially and adversely upon the Assets, or any of them;

(i) No Default Notices: Except as has been specifically identified in Schedule "A", it has not received any notice of default under the Leases or any notice alleging its default under

any agreement pertaining to any of the Assets, which default has not been rectified as of the date of this Agreement;

(j) Payment Of Royalties And Taxes: All royalties and all ad valorem, property, production, severance, and similar taxes and assessments based on, or measured by, its ownership of the Assets, the production of Petroleum Substances from the Lands, or the receipt of proceeds therefrom that are payable by it and which accrued prior to the Effective Date have been or will be properly and fully paid and discharged in the manner and at the time prescribed by the Leases and the Regulations;

(k) Encumbrances: It does not warrant its title to the Assets, but does warrant that the Leases are in good standing and that it has not received any notice of default in respect thereof, and that its interest in the Assets is free and clear of any and all liens, mortgages, pledges, claims, options, preferential rights of purchase, encumbrances, overriding royalties, net profits interests, production penalties, or other burdens created by, through, or under it or of which it is otherwise actually aware, other than the Permitted Encumbrances and any such rights and interests identified in Schedule "A";

(l) No Reduction: Its interests in the Assets are not subject either to reduction, by reference to the payout of a well or otherwise, or to change to an interest of any other size or nature whatsoever by virtue of any right or interest granted by, through, or under it or of which it is otherwise actually aware, except for the Permitted Encumbrances and any such rights and interests identified in Schedule "A";

(m) Sale Agreements: The Petroleum and Natural Gas Rights are not subject to any "take or pay" prepaid gas obligations, any gas balancing agreement or any agreement for the sale of Petroleum Substances therefrom, under which it, or any party acting on its behalf, is obligated to sell or deliver to any party any Petroleum Substances allocable to the Petroleum and Natural Gas Rights;

(n) Environmental Matters: It has not received:

(i) any orders or directives under the Regulations which relate to all environmental matters, including abandonment and reclamation obligations, and which require any removal of hazardous or toxic materials, work, repairs, construction, or capital expenditures with respect to the Assets, where such orders or directives have not been complied with, or otherwise satisfied, in all material respects; or

(ii) any demand or notice issued under the Regulations with respect to the breach of any environmental, health, or safety law applicable to the Assets, including, without limitation, any Regulations respecting the release, use, storage, treatment, transportation, or disposition of environmental contaminants, which demand or notice remains outstanding on the Closing Date;

except as identified in Schedule "A". Further, to its knowledge, it has made available to the Purchaser all information in its possession pertaining to the environmental condition of the Assets, and it has not knowingly withheld any such information from the Purchaser;

(s) Regulatory Production Penalties and Allowables: Except as specifically identified in Schedule "A", to the best of the information, knowledge, and belief of the Vendor:

(i) each Well located on the Lands which has been drilled for the purpose of producing Petroleum Substances therefrom has been drilled at a location for which an off-target production penalty is not applicable under the Regulations; and

(ii) none of the Wells located on the Lands have been produced in excess of applicable production allowables imposed by the Regulations and there is no pending change in such production allowable, other than as may generally be applicable pursuant to a change in the Regulations;

(t) Area Of Mutual Interest: None of the Lands are subject to an agreement which provides for an area of mutual interest, except as specifically identified in Schedule "A";

(o) Condition Of Wells: Each Well operated by it, whether producing, shut-in, injection, disposal, or otherwise, has been drilled and, if completed, completed and operated in accordance with good oil and gas field practices and the material requirements of the Regulations;

(p) Abandonment Of Wells: To the best of the information, knowledge, and belief of the Vendor, each well located on the Lands which has been abandoned has been plugged and abandoned, and the wellsite therefore properly restored, in accordance with good oil and gas field practices and the material requirements of the Regulations;

(p) Condition Of Tangibles: The Tangibles operated by it have been constructed, installed, maintained, and operated in accordance with generally accepted engineering practices, good oil and gas field practices, and the material requirements of the Regulations;

(q) No Removal Of Tangibles: The Vendor has not removed any of the Tangibles from its location since the date hereof, neither has the Vendor alienated or encumbered any of the Tangibles since such date;

(r) Transfer Of Licences: It meets all the requirements of all governmental agencies to transfer the Assets, including without limitation, it meets the requirements of all governmental agencies to transfer the licences for the Wells and Tangibles operated by it, if any;

(s) Authorized Expenditures: There are no outstanding authorizations for expenditure or outstanding financial commitments respecting the Assets, pursuant to which expenditures are or may be required by the Purchaser as a result of the acquisition of the Assets or in respect of which any amount is outstanding, except as specifically identified in Schedule "A", or as may be authorized on behalf of the Purchaser hereunder;

(t) Preferential Rights To Purchase: The interest of the Vendor in and to the Assets are not, except as may be set out in Schedule "A", subject to any preferential, pre-emptive or first purchase rights, created by, through or under the Vendor or of which the Vendor is aware, that become operative by virtue of this Agreement or the transaction to be effected by it;

(u) Assets Do Not Comprise All Of Vendor's Assets: The Assets do not comprise all or substantially all of its assets;

(v) Worker's Compensation Board: All payments due to the applicable Worker's Compensation Board in respect of the Assets are current and such board does not possess and is not entitled to a claim or lien against the Assets;

(w) Reasonable Inquiry: It has made reasonable inquiries and searches for material documents and information in an effort to ensure that the representations and warranties set forth in this Clause 6.01 are not misleading in any material respect; and

(x) Quiet Enjoyment: Subject at all times to its other representations and warranties made pursuant to this Clause, the Permitted Encumbrances, and the satisfaction of the obligations required to maintain the Leases in good standing by the applicable lessees, the Purchaser may, for the residue of the term of the Leases, hold and utilize the Assets for the Purchaser's own use and benefit without any interruption by it or any other person claiming by, through, or under it.

6.02 Purchaser's Representations And Warranties

The Purchaser represents and warrants to the Vendor that:

(a) Standing: It is a body corporate, duly organized, validly subsisting, and registered under the laws of its respective jurisdiction of incorporation, and is authorized to carry on business in the jurisdiction where the Lands are located;

(b) Requisite Authority: It has the requisite capacity, power, and authority to execute this Agreement, and the Conveyance Documents, and to perform the obligations to which it thereby becomes subject;

(c) No Conflict: The execution and delivery of this Agreement and the completion of the purchase of the Assets in accordance with the terms of this Agreement are not and will not be in violation or breach of, or be in conflict with;

(i) any term or provision of its charter, by-laws, or other governing documents; or

(ii) any agreement, instrument, permit, or authority to which it is a party or by which it is bound; or

(iii) the Regulations or any judicial order, award, judgement, or decree applicable to it or the Assets;

(d) Execution And Enforceability: It has taken all actions necessary to authorize the execution and delivery of this Agreement, and, as of the Closing Date, it shall have taken all actions necessary to authorize and complete the purchase of the Assets in accordance with the provisions of this Agreement. This Agreement has been validly executed and delivered by it, and this Agreement and all other documents executed and delivered on its behalf hereunder shall constitute valid and binding obligations upon it enforceable in accordance with their respective terms and conditions;

(e) Residency For Tax Purposes: It is not a non-resident of Canada within the meaning of the *Income Tax Act* (Canada);

(f) No Sales Commission: It has not incurred any obligation or liability, contingent or otherwise, for brokers' or finders' fees with respect to the transactions herein for which the Vendor shall have any responsibility;

(g) Investment Canada Act: It shall comply with the *Investment Canada Act* (Canada) and the *Competition Act* (Canada) to the extent, if any, that they are applicable to the transactions herein;

(h) Transfer Of Licences: It meets all the requirements of all governmental agencies to purchase, to take the transfer of, and to hold the Assets, including without limitation, it meets the requirements of all governmental agencies to have the licences for the Wells and Facilities, if any, transferred to it; and

(i) Purchaser Relying On Own Investigations: It has made its own independent investigation, analysis, evaluation, and inspection of the Assets, and the state and condition,

both physical and environmental, thereof, and it has relied solely on such investigation, analysis, evaluation, and inspection as to its assessment of the condition, quantum, and value of the Assets and is not relying upon any representations, warranties, or statements in any form of the Vendor except those contained in Clause 6.01 of this Agreement.

6.03 Survival Of Representations And Warranties

Each Party acknowledges that the other may rely on the representations and warranties made by such Party pursuant to Clause 6.01 or 6.02, as the case may be. Subject to Paragraph 5.02B(d), the representations and warranties in Clauses 6.01 and 6.02 shall be true on the Effective Date and on the Closing Date, and such representations and warranties shall continue in full force and effect and shall survive the Closing Date for a period of twelve (12) months, for the benefit of the Party for which such representations and warranties were made. In the absence of fraud, however, no claim or action shall be commenced with respect to a breach of any such representation or warranty, unless, within such period, written notice specifying such breach in reasonable detail has been provided to the Party which made such representation or warranty.

6.04 Responsibility Of Vendor

Provided that Closing has occurred, the Vendor shall:

(a) be liable to the Purchaser for all losses, costs, damages, and expenses whatsoever which the Purchaser may suffer, sustain, pay, or incur; and

(b) indemnify and save the Purchaser and its directors, officers, servants, agents, and employees harmless from and against all claims, liabilities, actions, proceedings, demands, losses, costs (including reasonable legal costs on a solicitor – client basis), damages, and expenses whatsoever which may be brought against or suffered by the Purchaser, its directors, officers, servants, agents, or employees or which they may sustain, pay, or incur;

as a direct result of any matter or thing arising out of, resulting from, attributable to, or connected with a breach of the Vendor's representations and warranties contained in Clause 6.01. Notwithstanding any provision herein, in the absence of fraud, the indemnity hereby granted by the Vendor to the Purchaser shall only apply with respect to claims made within twelve (12) months following the Closing Date.

6.05 Responsibility Of Purchaser

Provided that Closing has occurred, the Purchaser shall:

(a) be liable to the Vendor for all losses, costs, damages, and expenses whatsoever which the Vendor may suffer, sustain, pay, or incur; and

(b) indemnify and save the Vendor and its directors, officers, servants, agents, and employees harmless from and against all claims, liabilities, actions, proceedings, demands, losses, costs (including reasonable legal costs on a solicitor – client basis), damages, and expenses whatsoever which may be brought against or suffered by the Vendor, its directors, officers, servants, agents, or employees or which they may sustain, pay, or incur;

as a direct result of any matter or thing arising out of, resulting from, attributable to, or connected with a breach of the Purchaser's representations and warranties contained in Clause 6.02. Notwithstanding any provision herein, in the absence of fraud, the indemnity hereby granted by the Purchaser to the Vendor shall only apply with respect to claims made within twelve (12) months following the Closing Date.

6.06 No Merger

The representations and warranties in Clauses 6.01 and 6.02 shall be deemed to apply to all assignments, conveyances, transfers, and other documents conveying any of the Assets from the Vendor to the Purchaser. There shall not be any merger of any of such representations or warranties in such assignments, conveyances, transfers, or other documents, notwithstanding any rule of law, equity, or statute to the contrary, and all such rules are hereby waived.

6.07 No Additional Representations Or Warranties By Vendor

A. The Vendor makes no representations or warranties to the Purchaser in addition to those expressly enumerated in Clause 6.01. Except and to the extent provided in Clause 6.01, the Vendor does not warrant title to the Assets or make representations or warranties with respect to:

(a) the quantity, quality or recoverability of Petroleum Substances respecting the Lands;

(b) any estimates of the value of the Assets or the revenues applicable to future production from the Lands;

(c) any engineering, geological, or other interpretations or economic evaluations respecting the Assets;

(d) the rates of production of Petroleum Substances from the Lands;

(e) the quality, condition, or serviceability of the Assets; or

(f) the suitability of their use for any purpose.

B. Except with respect to the representations and warranties in Clause 6.01 or in the event of fraud, the Purchaser forever releases and discharges the Vendor and its directors, officers, servants, agents, and employees from any claims and all liability to the Purchaser or the Purchaser's assigns and successors, as a result of the use or reliance upon advice, information, or materials pertaining to the Assets which was delivered or made available to the Purchaser by the Vendor or its directors, officers, servants, agents, or employees prior to or pursuant to this Agreement, including, without limitation, any evaluations, projections, reports, and interpretive or non-factual materials prepared by or for the Vendor, or otherwise in the Vendor's possession.

7.00 THIRD PARTY RIGHTS AND CONSENTS

7.01 Preferential Right Of Purchase

A. If all or any of the Assets are subject to Rights of First Refusal, within five (5) days of the execution of the agreement, the Purchaser acting reasonably shall advise the Vendor in writing of

its allocation of the Purchase Price to such Assets which are subject to Rights of First Refusal and such allocation shall be used for the purposes of this clause, except where such allocations are unreasonable, and the Vendor shall serve all notices that are required under the applicable provisions relating to Rights of First Refusal. The Purchaser hereby acknowledges that it shall derive such allocations by using good engineering practices and the Vendor shall deliver to the Purchaser at Closing evidence that all such Rights of First Refusal have been complied with and either exercised or extinguished. Unless otherwise agreed by the Purchaser, each such notice shall include a request for a waiver of any preferential or similar right to purchase any of the Assets and for the granting of any prior consent that may be required.

B. The Purchaser shall be liable to the Vendor for and shall in addition indemnify the Vendor from and against all claims, demands, proceedings, losses, damages, liabilities, deficiencies, costs and expenses (including without limitation all legal and other professional fees and disbursements, interest, penalties and amounts paid in settlement) arising directly or indirectly suffered, sustained, paid or incurred by the Vendor which arise from any matter or thing occurring or arising through or attributable to the allocations provided by the Purchaser to the Vendor for the purposes of clause 7.01A hereof.

7.02 Consents Under Sales Agreements

The Parties acknowledge that the consent to assignment from buyers under production sales agreements included in the Assets may not be obtainable until after Closing. The Parties shall cooperate in seeking such consents.

7.03 Operatorship And Third Parties

Nothing in this Agreement shall be interpreted as any assurance by the Vendor that the Purchaser will be able to serve as operator with respect to any of the Assets in which interests are held by third parties, whether or not such Assets are presently operated by the Vendor.

8.00 PURCHASER'S REVIEW

8.01 Environmental Condition

The Purchaser hereby acknowledges that the Vendor has, subject to the Regulations and all contractual and fiduciary obligations and limits, provided it, or its nominees, at the sole cost, risk and expense of the Purchaser, reasonable access to the Assets, for the purpose of the Purchaser's physical inspection and Environmental review of the Assets. Further, the Purchaser hereby acknowledges and confirms its decision to purchase the Assets on an "as is, where is" basis waiving all Environmental Damage and Environmental Liability, if any, and to proceed with Closing. Nothing in this Clause, however, shall operate either to limit any representation or warranty made by the Vendor pursuant to Clause 6.01 or to affect the Purchaser's right to make a claim against the Vendor for the breach of such a representation or warranty.

9.00 ARBITRATION

9.01 Reference To Arbitration

A. Insofar as the Parties are unable to agree on any matter which expressly may be referred to arbitration hereunder, either Party may serve the other Party written notice that it wishes such matter referred to arbitration.

B. The Parties shall meet within seven (7) days of the receipt of a notice issued pursuant to Subclause 9.01A, to attempt to agree on a single arbitrator qualified by experience, education, and training, to determine such matter. If the Parties are unable to agree on the selection of the arbitrator, the Party which issued such notice shall forthwith make application to a judge of the Court of Queen's Bench of the Province of Alberta pursuant to the *Arbitration Act* of the Province of Alberta (S.A. 1991 c.43-1, as amended from time to time, hereinafter referred to as the "Arbitration Act") for the appointment of a single arbitrator, and failing such action on the part of the Party which issued such notice, the other Party may make such application.

9.02 Proceedings

A. The arbitrator selected pursuant to Clause 9.01 shall proceed as soon as is practicable to hear and determine the matter in dispute, and shall be directed to provide a written decision respecting such matter within forty-five (45) days of appointment. The Parties shall provide such assistance and information as may be reasonably necessary to enable the arbitrator to determine such matter.

B. Except to the extent modified in this Article, the arbitrator shall conduct any arbitration hereunder pursuant to the provisions of the Arbitration Act.

10.00 CONDITIONS TO CLOSING

10.01 Required Consents

It is a condition precedent to Closing that any and all approvals required under the Regulations shall have been obtained or that such approval or consent requirement shall have been waived or otherwise lapsed. Each of the Parties shall use all reasonable efforts to obtain any such consents. Notwithstanding the foregoing, the Parties acknowledge that the consent of buyers under production sale agreements may not be obtainable until after Closing and that the acquisition of such consents shall not be a condition precedent to Closing.

10.02 Conditions For Benefit Of Purchaser

The obligation of the Purchaser to complete the purchase hereunder is subject to the following conditions precedent:

(a) No Substantial Damage: There shall have been no damage to or alteration of any of the Assets between the Effective Date and the Closing Date which, in the Purchaser's reasonable opinion, would materially and adversely affect the value of the Assets, except and to the extent approved in writing by the Purchaser, and the Vendor shall have delivered to the Purchaser a certificate of a Vice President, Corporate Secretary, or other senior officer of the Vendor, in the form of Schedule "C", and dated as of the Closing Date, that, to the best of the

information, knowledge, and belief of the Vendor, there has been no such damage or alteration of any of the Assets during such period, provided that a change in the prices at which Petroleum Substances may be sold or a change in reservoir conditions shall in no event be regarded as material damage to or an alteration of the Assets;

(b) Availability Of Documents: The Vendor shall have provided the nominees of the Purchaser with reasonable access to the Vendor's records and documents pertaining to the Assets, and to the Assets, pursuant to Article 8.00, in order to confirm the Vendor's title to the Assets;

(c) Material Compliance By Vendor: The Vendor shall have performed or complied in all material respects with each of the terms, covenants, and conditions of this Agreement to be performed or complied with by the Vendor at or prior to the Closing Date;

(d) Certificate That Representations Are Correct: The Vendor shall have delivered to the Purchaser the certificate of a Vice President, Corporate Secretary, or other senior officer of the Vendor, in the form of Schedule "C", and dated as of the Closing Date, to the effect that each of the covenants, representations, and warranties contained in Clause 6.01 was, as of the Effective Date, and is, as of the Closing Date, true and correct in all material respects, except for those changes thereto which necessarily arise as a consequence of the operation of the provisions of this Agreement, as specifically provided herein;

(e) Delivery Of Conveyance Documents: The Vendor shall have delivered to the Purchaser the Conveyance Documents executed by the Vendor and those other documents and materials described in Clauses 3.03 A, which are to be provided to the Purchaser at Closing;

(f) Security: The Vendor shall, if requested, deliver at or prior to Closing security discharges or no interest letters, in form and substance acceptable to the Purchaser, for any Security Interest held by any third party encumbering the Vendor's interest in the Assets, or any part or portion thereof, which discharges and no interest letters shall be requested by the Purchaser at least two weeks prior to Closing, unless and to the extent that such requirement is waived by the Purchaser; and

(g) Proceedings: There shall be no proceedings initiated or threatened whereby any third party is seeking damages as a consequence of the Parties entering into the subject transaction, or seeking to enjoin or prohibit the Parties from completing the subject transaction.

(h) Rights of First Refusal: Any and all Rights of First Refusal that become operative by virtue of this agreement or the transaction to be effected by it shall have been exercised or waived by the holders thereof or all times periods in which such rights may be exercised shall have expired.

10.03 <u>Conditions For Benefit Of Vendor</u>

The obligation of the Vendor to complete the sale hereunder is subject to the following conditions precedent:

(a) Material Compliance By Purchaser: The Purchaser shall have performed or complied in all material respects with each of the terms, covenants, and conditions of this Agreement to be performed or complied with by the Purchaser at or prior to the Closing Date;

(b) Payment Of Purchase Price: The Purchaser shall have tendered to the Vendor the Purchase Price in the manner provided for in Clause 2.03, subject to any adjustments provided for in Article 4.00 and any alteration expressly provided for herein;

(c) Certificate That Representations Are Correct: The Purchaser shall have delivered to the Vendor a certificate of a Vice President, Corporate Secretary, or other senior officer of the Purchaser, in the form of Schedule "D", and dated as of the Closing Date, to the effect each of the covenants, representations and warranties contained in Clause 6.02 was, as of the Effective Date, and is, as of the Closing Date, true and correct in all material respects; and

(d) Delivery Of Conveyance Documents: The Purchaser shall have executed and delivered to the Vendor at least one copy of the Conveyance Documents provided by the Vendor to the Purchaser at or prior to Closing and those other documents described in Paragraph 3.03B;

(e) Proceedings: There shall be no proceedings initiated or threatened whereby any third party is seeking damages as a consequence of the Parties entering into the subject transaction, or seeking to enjoin or prohibit the Parties from completing the subject transaction; and

(f) Rights of First Refusal: Any and all Rights of First Refusal that become operative by virtue of this agreement or the transaction to be effected by it shall have been exercised or waived by the holders thereof or all times periods in which such rights may be exercised shall have expired.

10.04 <u>Waiver Of Conditions</u>

The conditions in Clauses 10.02 and 10.03 are for the sole benefit of the Purchaser and the Vendor respectively. The Party for the benefit of which such conditions have been included may waive any of them, in whole or in part, by written notice to the other Party, without prejudice to any of the rights of the Party waiving such condition, including, without limitation, reliance on or enforcement of the representations, warranties, or covenants which are preserved and pertain to conditions similar to the condition so waived.

10.05 <u>Failure To Satisfy Conditions</u>

In the event any of the conditions in Clauses 10.02 or 10.03 has not been satisfied at or before the Closing Date and the Party for the benefit of which such condition has been included has not waived such condition, such Party may terminate this Agreement by written notice to the other Party. However, a Party may not terminate this Agreement in such manner after Closing, and its remedies thereafter, if any, with respect to the failure to satisfy such condition shall be limited to damages.

10.06 <u>Parties To Exercise Diligence With Respect To Conditions</u>

Each Party shall proceed diligently, honestly, and in good faith and use all reasonable efforts with respect to all matters within its control to satisfy the conditions referred to in Clauses 10.01, 10.02 and 10.03.

Vendor hereunder, together with all copies of them that may have been made by or for the Purchaser.

18.06 <u>Supersedes Earlier Agreements</u>

This Agreement supersedes all other agreements between the Parties with respect to the Assets and expresses the entire agreement of the Parties with respect to the transactions contained herein.

18.07 <u>Privacy Laws</u>

All disclosures of "personal information" pursuant to this Agreement shall only be carried out in compliance with applicable Privacy Laws. The Parties agree that the transaction proposed by this Agreement constitutes a "business transaction" within the meaning of Privacy Laws. Each Party agrees only to request from the other Party and each Party agrees only to provide to the other Party, "personal information" which is necessary: (a) for the Parties to determine whether to proceed with the transaction contemplated by this Agreement; and (b) if the Closing is to occur, for the Parties to carry out and complete the Closing. The Parties agree that the collection, use, and disclosure of "personal information" is restricted to the purposes that relate to the transaction contemplated by this Agreement.

18.08 <u>Enurement</u>

Subject to the provisions of Article 15.00, this Agreement shall be binding upon and enure to the benefit of the Parties and their respective successors and permitted assigns.

18.09 <u>Counterpart Execution</u>

This Agreement may be executed in counterpart, no one copy of which need be executed by the Vendor and the Purchaser together, and such counterparts together shall constitute one and the same instrument. A facsimile copy of an executed counterpart signature page, when so executed and delivered, shall be deemed an originally executed counterpart for the purposes of executing this Agreement.

IN WITNESS WHEREOF the Parties have caused this agreement to be executed by their proper officers in that behalf, in accordance with their respective requirements, as of the date first above written.

Dejour Energy (Alberta) Ltd.

Per: ____________________

Per: ____________________

Pengrowth Corporation

Per: James S. Kinnear

JAMES S. KINNEAR

Per: PRESIDENT

Schedule "A"

Attached to and forming part of that Purchase and Sale Agreement dated April 17, 2009, between Dejour Energy (Alberta) Ltd. and Pengrowth Corporation

Consists of the Following:

- Part I – Lands and Leases
- Part II – Wells
- Part III – Contracts, Units, Tangibles, Marketing, AFE's, Lawsuits, Environmental, and Material Agreements

Schedule "A", Part I,
Lands and Leases

Lease No.	Legal Description	Vendor's Interest	Encumbrances
Crown Lease No. 116439	Twp 61 Rge 11 W5M Sec. 31 PNG to base Pekisko Excl PNG in Detrital	100.0%	Crown sliding scale NCGORR of 10% on 30% of prod payable to TAQA NCGORR of 1% on 100% of prod payable to Gabel NCGORR of 1% on 100% of prod payable to Lois Pember NCGORR of 1/23.8365 (5-15%) on oil & 15% gas on 100% prod payable to Carson Creek Operating Partnership

Schedule "A", Part II,
Wells

Licence No.	Well Name	UWI	Status
387276	Dejour 103 Carson 6-31-61-11	03/06-31-061-11W5/0	Producing
317041	Rustler et al 102 CarsonN 6-31-61-11	02/06-31-061-11W5/0	D & A

Schedule "A", Part III,
Contracts, Units, Facilities, Marketing, AFE's, Lawsuits, Environmental, and Material Agreements

Contracts:

File No.	Contract Name/Type	ROFR
C017	Farmout Option and Joint Operating Agreement dated July 16, 1997	Yes
C020	Farmout and Overriding Royalty Agreement dated October 24, 2007	No
C025	Gross Overriding Royalty Agreement dated December 4, 2008	No
C033	Gross Overriding Royalty Agreement dated December 4, 2008	No

Units:
None

Facilities

Operator	Location	Description	WI	Equipment / Capacity
DeJour	6-31-61-11 W5	Line 1 licence 51018	100%	pipeline

Marketing:

No contracts with greater than 30 days notice required for termination

amended

AFE's:
None

Lawsuits:
None

Environmental:
None

Material Agreements:

Agreement Type	Agreement Number/Name	Location	Operator
Lease Agreement Bullmoose Capital Ltd.	30-165	6-31-61-11W5	Bullmoose
Tie-In Letter agreement dated August 1, 2008	J02837		
Well Effluent transportation, processing and water disposal agreementd dated August 1, 2008	J02838		
Gas Handling Agreement dated August 1, 2008	J02839		

Schedule "A", Part III,
Contracts, Units, Facilities, Marketing, AFE's, Lawsuits, Environmental, and Material Agreements

Contracts:

File No.	Contract Name/Type	ROFR
C017	Farmout Option and Joint Operating Agreement dated July 16, 1997	Yes
C020	Farmout and Overriding Royalty Agreement dated October 24, 2007	No
C025	Gross Overriding Royalty Agreement dated December 4, 2008	No
C033	Gross Overriding Royalty Agreement dated December 4, 2008	No

Units:
None

Facilities

Operator	Location	Description	WI	Equipment / Capacity
DeJour	6-31-61-11 W5	Line 1 licence 51018	100%	pipeline
Dejour	11-31-61-11W5	ABBT010581	100%	Single well battery

Marketing:

No contracts with greater than 30 days notice required for termination

AFE's:
None

Lawsuits:
None

Environmental:
None

Material Agreements:

Agreement Type	Agreement Number/Name	Location	Operator
Lease Agreement Bullmoose Capital Ltd.	30-165	6-31-61-11W5	Bullmoose
Tie-In Letter Agreement dated August 1, 2008	J02837		
Well Effluent transportation, processing and water disposal Agreement dated August 1, 2008	J02838		
Gas Handling Agreement dated August 1, 2008	J02839		